EXHIBIT 10.1

SETTLEMENT AGREEMENT
AND
MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (hereinafter referred to as the “Settlement Agreement”), is effective as of June 25, 2008, and is made by and among Kings Road Entertainment, Inc., a Delaware corporation (“KREN”), Philip Holmes, individually, and as a currently officer and director of KREN, H. Martin DeFrank (a.k.a. Christian DeFrank), individually, and as a shareholder and a former officer and director of KREN (“DeFrank”), Sloane Squared Ltd., a purported United Kingdom limited liability company which is purportedly owned or controlled by DeFrank (“Sloane”), John Burnley, individually and as a shareholder of KREN (“Burnley”) and doing business as Endeavour Broadcast Services (“Endeavour”) and Millennium (“Millennium”), and all other entities controlled, directly or indirectly by DeFrank and/or Burnley (collectively the “Controlled Entities”). KREN, DeFrank, Sloane, Burnley, and the Controlled Entities shall hereinafter collectively be referred to as the “Parties.” This Agreement is made in consideration of the following facts and recitals:

AGREEMENT

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Parties hereto agree as follows:

1. Mutual General Release.

1.1 Release by KREN and Holmes. Except as to such rights or claims as may be created by this Settlement Agreement or any agreement executed by the Parties pursuant to this Settlement Agreement, and subject to and conditioned upon the performance and completion of the undertakings by DeFrank, Sloane, Burnley and the Controlled Entities as set forth in Section 2, below, KREN and Holmes hereby discharge and release DeFrank, Sloane, Burnley and the Controlled Entities and their assigns, agents, representatives, attorneys, predecessors and successors in interest, from any and all claims, demands, obligations, or causes of action of whatever nature or description, in law or in equity, whether now known or unknown, suspected, or unsuspected, which now exists, or at any time theretofore has existed, against any of the parties hereto from the beginning of time through the date on which all conditions which are the subject of, and all deliveries to be made pursuant to, this Settlement Agreement have been satisfied, including, but not limited to, DeFrank’s relationship with KREN as an independent contractor, consultant, employee, officer, director, shareholder or otherwise, Burnley’s relationship with KREN as shareholder, consultant or otherwise, and the matters set forth in any Litigation now pending between the Parties.

1.2 Release by DeFrank, Sloane, Burnley and Controlled Entities. Except as to such rights or claims as may be created by this Settlement Agreement or any agreement executed by the Parties pursuant to this Settlement Agreement, and subject to and conditioned upon the performance and completion of the undertakings by KREN as set forth in Section 2, below, DeFrank, Sloane, Burnley and the Controlled Entities hereby discharge and release KREN, Holmes and KREN’s current and former officers, directors, employees, shareholders, attorneys, assigns, agents, representatives, predecessors and successors in interest, except for and specifically excluding George Moseman, from any and all claims, demands, obligations, or causes of action of whatever nature or description, in law or in equity, whether now known or unknown, suspected, or unsuspected, which now exists, or at any time theretofore has existed, against any of the parties hereto from the beginning of time through the date on which all conditions which are the subject of, and all deliveries to be made pursuant to, this Settlement Agreement have been satisfied, including, but not limited to, DeFrank’s relationship with KREN as an employee, officer, director or shareholder, Burnley’s relationship with KREN as shareholder or otherwise, and the matters set forth in any Litigation now pending between the Parties.

1.3 Release of Unknown Claims. The Parties acknowledge and agree that this release applies to all claims for any injuries, damages, losses or claims, whether known or unknown, foreseen or unforeseen, patent or latent, that the Parties hereto now have or may acquire, and each Party hereto hereby waives application of California Civil Code Section 1542, and any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

(a)  Each Party hereto certifies that such party is aware of the provisions of California Civil Code Section 1542 which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b)  The Parties understand and acknowledge the significance and consequences of the waiver of California Civil Code Section 1542; and that this release and waiver of California Civil Code Section 1542 is a significant material part of the consideration of entering into this Settlement Agreement. The Parties expressly acknowledge that this Settlement Agreement except for ongoing obligations set forth in the attached agreements, is intended to include a release, without limitation, of all claims, and acknowledges that the execution of this Settlement Agreement is entered into for the purpose of extinguishing any such claim or claims.

(c)  The Parties further understand and acknowledge that if any party hereto, or such Parties respective officers, directors, employees, shareholders, attorneys, assigns, agents, representatives, predecessors and successors in interest, eventually discover additional damages or claims arising out of the facts and claims released herein, that Party will not be able to make any claim for any such losses or damages. Furthermore, the Parties acknowledge that they intend these consequences even as to claims for losses or damages that may exist as of the date of this Settlement Agreement but which the Parties hereto do not presently know to exist, and which if known, would have materially affected the Party’s decision to execute this Settlement Agreement.

1.4 The Parties understand and agree the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising and relating directly or indirectly out of any of the facts, acts, omissions, events, damages and/or injuries arising from or relating in any way to any litigation which is pending between the Parties, that have arisen, or may arise in the future, or from or relating directly or indirectly from any and all events or relationships between the Parties. All such claims (including related fines, penalties, interest, attorneys’ fees and costs, rights of injunctive relief) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, fraud and deceit, negligent misrepresentation, conversion of labor, breach of partnership, intentional interference with business contract, breach of contract; or any other claim or cause of action; and regardless of the forum in which it might be brought.

2. Agreements and Undertakings of the Parties. Concurrently with the execution of this Settlement Agreement, and as a conditioned precedent to the settlement of the Parties contemplated by this Settlement Agreement, the Parties shall enter into the following agreements and undertakings:

2.1 Execution of Stock Purchase Agreement by DeFrank. DeFrank shall enter into that certain Stock Purchase Agreement, attached hereto as Exhibit 2.1, under which DeFrank agrees to sell an aggregate of 500,000 shares of common stock of KREN owned by DeFrank, for an aggregate purchase price of $60,000.

2.2 Execution of Stock Purchase Agreement by Burnley. Burnley shall enter into that certain Stock Purchase Agreement, attached hereto as Exhibit 2.2, under which Burnley agrees to sell an aggregate of 300,000 shares of common stock of KREN owned by Burnley, for an aggregate purchase price of $24,000.

2.3 Execution of Payment Split Agreement. DeFrank, Sloane and KREN shall enter into that certain Payment Split Agreement, attached hereto as Exhibit 2.3, under which either DeFrank or Sloane as the case may be shall pay to KREN fifty percent (50%) of all compensation and proceeds, whether in cash, non-cash or any other form, received by, or credited to, either DeFrank or Sloan, individually or jointly, under the “All of Me”/Producer Agreement dated April 23, 2004 by and among Katja Motion Picture Corp., Eclectic Filmworks, Inc., Sloane Squared, Ltd., Ira Posnansky and Christian DeFrank.

2.4 Dismissal by KREN of Complaint in the matter of Kings Road Entertainment, Inc._vs. H. Martin DeFrank, Sloane Squared Ltd., et al. Within seven (7) business days of the Closing under the Stock Purchase Agreement attached hereto as Exhibit 2.1, KREN will execute, file and deliver a dismissal with prejudice, in the form attached hereto as Exhibit 2.4, of the complaint filed by KREN in the matter of Kings Road Entertainment Inc. vs. H. Martin DeFrank, Sloane Squared Ltd., et al., Los Angeles County Superior Court Case No. BC372716, and any and all claims and counterclaims contained therein.

2.5 Dismissal by KREN of Complaint in the matter of Kings Road Entertainment, Inc._vs. H. Martin DeFrank, John Burnley, et al. Within seven (7) business days of the Closing under the Stock Purchase Agreements attached hereto as Exhibits 2.1 and 2.2, KREN and Holmes will execute, file and deliver a dismissal with prejudice, in the forms collectively attached hereto as Exhibit 2.5, of the complaint filed by KREN, George Moseman and Holmes in the matter of Kings Road Entertainment Inc., vs. H. Martin DeFrank, John Burnley, et al., Court Case No. BC386459, and any and all claims and counterclaims contained therein.

2.6 Dismissal by DeFrank of the Cross-Complaint in the matter of DeFrank vs. Kings Road Entertainment, Inc. and Certain Directors. Within seven (7) business days of the Closing under the Stock Purchase Agreement attached hereto as Exhibit 2.1, DeFrank will execute, or cause to be executed and deliver to litigation counsel for KREN, in the form attached hereto as Exhibit 2.6, a dismissal with prejudice of the cross-complaint filed by DeFrank against KREN, Holmes and Brad Hoffman and a dismissal without prejudice against George Moseman in the matter of Kings Road Entertainment, Inc., vs. H. Martin DeFrank, et. al., Los Angeles County Superior Court Case No. BC372716, and any and all claims and counterclaims contained therein.

2.7 Dismissal by Burnley of Complaint in the matter of John Burnley vs. Kings Road Entertainment, Inc., et al. Within seven (7) business days of the Closing under the Stock Purchase Agreement attached hereto as Exhibit 2.2, Burnley will execute, or cause to be executed and deliver to litigation counsel for KREN, a dismissal with prejudice against KREN, Holmes and all other parties except George Moseman which dismissal against George Moseman will be without prejudice, in a form satisfactory to KREN’s litigation counsel, of the complaint and any counter claims in the matter of John Burnley vs. Kings Road Entertainment Inc., George Moseman and Philip Holmes et al., Court Case No. BC374788, and any and all claims and counterclaims contained therein.

3. Representations, Warranties and Covenants of DeFrank.

3.1 DeFrank represents and warrants that during his tenure as an officer and/or director of KREN he has made no other statements which have not yet been disclosed to the current board of directors of KREN.

3.2 DeFrank represents and warrants that he has fully disclosed all agreements, commitments, promises, arrangements that he has made while an officer or director of KREN or on behalf of KREN and has provided copies of any such paperwork where these may be documented, and has not in or on behalf of or in the name of KREN entered into any other agreement or contract binding KREN.

3.3 DeFrank represents and warrants that the shares of KREN to be delivered and transferred are the only shares he owns, and further that there are no other shares of KREN held beneficially or otherwise by DeFrank, in the name of any other third party for the benefit of DeFrank or in the name of any company or other entity in which DeFrank has a direct or indirect interest. DeFrank agrees that in event that it is discovered that DeFrank has any direct or indirect interest in any shares of KREN or that any shares of KREN are presented for transfer which are determined to be held by or for the benefit of DeFrank, that KREN through its transfer agent may place a stop transfer with regard to said shares and that the burden of proof shall be upon DeFrank or the presenter thereof, to provide demonstrable evidence that DeFrank has no direct or indirect interest in said shares. DeFrank individually and on behalf of any entity in which he has a direct or indirect interest, will not directly or indirectly acquire any shares of KREN, or any beneficial or other interest in any shares of KREN. DeFrank individually and on behalf of any entity in which he has a direct or indirect interest, agrees that in event that it is discovered that DeFrank has acquired any shares in KREN, or has any direct or indirect interest in any shares of KREN or that any shares of Kings Road are presented for transfer which are determined to be held by or for the benefit of DeFrank, that KREN through its transfer agent may place a stop transfer with regard to said shares and that the burden of proof shall be upon DeFrank or the presenter thereof, to provide demonstrable evidence that DeFrank has no direct or indirect interest in said shares.

3.4 DeFrank individually and on behalf of any entity in which he has a direct or indirect interest, including without limitation, Sloane, shall not, for whatever reason, either directly or indirectly solicit, encourage, participate, entice or otherwise assist any party in making or filing any claim against KREN and its current or past officers or directors. DeFrank further agrees not to initiate any claim against George Moseman (other than a cross-complaint or cross claim in response to a claim or lawsuit filed by George Moseman against De Frank) which would trigger any rights of indemnification by KREN of George Moseman.

3.5 DeFrank shall not, for a period of five (5) years following execution of this Settlement Agreement, for whatever reason, either directly or indirectly:

(a)  Make known to any person, firm or corporation the names or addresses of any of the suppliers and vendors of KREN or any other information pertaining to them; or

(b) Call on, solicit, assist or attempt to call on, solicit, or assist any party in an effort to take customers away from KREN, with whom DeFrank became acquainted during the term of his employment with KREN, either for himself or for any other person, firm, or corporation; or

(c)  Call on, solicit, assist or attempt to call on, solicit, or take away any employee of KREN, for himself or for any other person, firm, or corporation.

3.6 DeFrank represents and warrants that, both individually and on behalf of any other entity in which he has a direct or indirect interest, the common law trademark of the name Kings Road Entertainment is owned exclusively by KREN, and hereby further agrees to refrain from any use of the name "Kings Road," "Kings Road Entertainment," "KREN," “Kingsroadscreen,” “Kingsroadmedia,” or any derivations, acronym or words or abbreviations of similar import, in any way or context, including but not limited to email addresses and agrees that the use of such name, derivations, acronym, words or abbreviations will entitle KREN to immediate injunction relief.

3.7 DeFrank represents and warrants that he agrees to refrain from associating himself with the production of any of Kings Road movie assets except for the New Line/Katja remake project of “All of Me.”

3.8 DeFrank individually and on behalf of Sloane or any Controlled entity in which he has a direct or indirect interest, represents and warrants this Agreement constitutes the valid and binding obligations of DeFrank, Sloane and any Controlled entity in which he has a direct or indirect interest, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

3.9 DeFrank represents and warrants that neither the execution of this Settlement Agreement by DeFrank and Sloane or the consummation of the sale of the Shares (a) will result in the breach of any term or provision of, constitute a default under, or accelerate or change the performance otherwise required under, any agreement (including any loan agreement or promissory note), indenture, instrument, order, law or regulation to which DeFrank or Sloane is a party or by which DeFrank or Sloane is bound or (b) require the approval, consent, waiver, authorization or act of, or the making by DeFrank or Sloane of, any declaration, filing or registration with, any third party or any governmental authority.

3.10 DeFrank individually and on behalf of Sloane or any Controlled entity in which he has a direct or indirect interest, acknowledges that he is freely and voluntarily entering into and executing this Agreement after having been advised to seek separate independent counsel of DeFrank’s choice for advice regarding this Agreement and any other legal rights pertaining to this Agreement. DeFrank has either been apprised of all relevant information and legal rights by legal counsel of his own choice, or has voluntarily chosen not to seek separate independent counsel for advice regarding this Agreement. In executing this Agreement, other than the representations and undertakings set forth in the Settlement Agreement, DeFrank does not rely on any inducements, promises, or representations made by the Purchaser, KREN, any officer, director, shareholder, agent, attorney or representative of KREN or any other party or person.

3.11 DeFrank individually and on behalf of Sloane or any Controlled entity in which he has a direct or indirect interest, represents and warrants that DeFrank has all requisite power and authority to execute and deliver this Settlement Agreement, and any of the related agreements and documents, and to consummate any of the transactions contemplated hereby. This Settlement Agreement when duly executed and delivered by DeFrank individually and on behalf of Sloane or any Controlled entity in which he has a direct or indirect interest, constitutes the legal, valid, and binding obligation of DeFrank DeFrank, Sloane and any Controlled entity in which he has a direct or indirect interest in accordance with its terms.

4. Representations, Warranties and Covenants of Burnley.

4.1 Burnley represents and warrants this Agreement constitutes the valid and binding obligations of Burnley, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses. Further that neither the execution of this Agreement by Burnley or the consummation of the sale of the Shares (a) will result in the breach of any term or provision of, constitute a default under, or accelerate or change the performance otherwise required under, any agreement (including any loan agreement or promissory note), indenture, instrument, order, law or regulation to which Burnley is a party or by which Burnley is bound or (b) require the approval, consent, waiver, authorization or act of, or the making by Burnley of, any declaration, filing or registration with, any third party or any governmental authority.

4.2 Burnley acknowledges that he is freely and voluntarily entering into and executing this Agreement after having been advised to seek separate independent counsel of Burnley’s choice for advice regarding this Agreement and any other legal rights pertaining to this Agreement. Burnley has either been appraised of all relevant information and legal rights by legal counsel of his own choice, or has voluntarily chosen not to seek separate independent counsel for advice regarding this Agreement. In executing this Agreement, other than the representations and undertakings set forth in the Settlement Agreement, Burnley does not rely on any inducements, promises, or representations made by the Purchaser, KREN, any officer, director, shareholder, agent, attorney or representative of KREN or any other party or person.

4.3 Burnley represents and warrants that Burnley has all requisite power and authority to execute and deliver this Settlement Agreement, and any of the related agreements and documents, and to consummate any of the transactions contemplated hereby. This Settlement Agreement when duly executed and delivered by Burnley, constitutes the legal, valid, and binding obligation of Burnley in accordance with its terms.

4.4 Burnley agrees not to initiate any claim against George Moseman (other than a cross-complaint or cross claim in response to a claim or lawsuit filed by George Moseman against De Frank) which would trigger any rights of indemnification by KREN of George Moseman.

5. Representations, Warranties and Covenants of KREN.

5.1 KREN represents and warrants that KREN has all requisite power and authority to execute and deliver this Settlement Agreement, and any of the related agreements and documents, and to consummate any of the transactions contemplated hereby or thereby. The execution and delivery of this Settlement Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action, and no other proceedings on the part of KREN is necessary to authorize this Settlement Agreement or to consummate the transactions contemplated hereby.

5.2 KREN and Holmes represent and warrant that they shall not support or assist George Moseman in anyway, in the event that George Moseman proceeds with the prosecution of the complaint filed by George Moseman in the matter of Kings Road Entertainment Inc., vs. H. Martin DeFrank, John Burnley, et al., Court Case No. BC386459.

6. Notices. All notices, requests, demands and other communications under this Agreement, including any request or demand for indemnification under paragraph 3, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as follows:

If to Kings Road, addressed to:
Kings Road Entertainment, Inc.
Attn: Philip Holmes, President
468 N. Camden Drive
Beverly Hills, CA 90210

With a copy to litigation counsel for Kings Road, addressed to:
Sherman & Nathanson
9454 Wilshire Blvd., Suite 820
Beverly Hills, CA 90212

and

Ropers, Majeski, Kohn & Bentley
Attn.: Richard L. Charnley, Esq.
515 S. Flower Street, 11th Floor
Los Angeles, CA 90071

If to DeFrank, addressed to:
H. Martin DeFrank
316 S. Maryland Avenue #206
Glendale, CA 91206

If to Burnley, addressed to:
John Burnley
2 Aldersgate, Apt. 408
Riverhead, NY 11901

With a copv to litigation counsel for Burnley, addressed to:
Steve Dial, esq.
505 South Villa Real Drive, Suite 205
Anaheim Hills, CA 92807

Any notice mailed to any party hereunder will be deemed effective within five (5) business days of deposit in the United States mail.

7. Disclaimer of Liability. It is understood and agreed that this Settlement Agreement is a compromise of disputed claims, and that neither the mutual release specified above nor the negotiation of this settlement shall be considered as admissions of any liability whatsoever by anyone. It is understood that the Parties deny, any past or present wrongdoing, and no wrongdoing shall be implied from any negotiations or entry into this Agreement.

8. Payment of Costs and Expenses; Attorney’s Fees. Each party hereto shall be responsible for the payment of its own costs, expenses and attorneys’ fees in conjunction with the matters referred to herein. In the event litigation is commenced to interpret or enforce any of the provisions of this Agreement, to recover damages for the breach of any of the provisions of this Settlement Agreement, or to obtain declaratory relief in connection with any of the provisions of this Settlement Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

9. Confidentiality of Entire Agreement.

9.1 The Parties and their attorneys, and each of their agents or persons acting for them, are prohibited from disclosing the nature and substance of the claims involved, settlement terms and conditions, and the history, background, negotiations, terms and conditions of all settlements with any individual other than their attorneys of record and/or advisers for income tax or other legal purposes. The Parties may make such disclosures to their attorneys or to any other person or entity such as accountants, auditors or insurers, shareholders, or any other similar entity or individual to whom such disclosure is required in the ordinary course of the business, or to any potential financing source, acquirer, investor or partner of KREN, or to anyone to whom disclosure is required by subpoena or other legal process or operation of law.

9.2 The Parties and their attorneys, and each of their agents or persons acting for them, may not make any statements, either directly or indirectly, by implication or innuendo, to the press or media, concerning the fact or amount of settlement, the nature and substance of the claims resolved herein or describe or characterize the settlement in any way. The Parties and their attorneys, and each of their agents or persons acting for them, may not use their involvement in this settlement as the basis for speeches, interviews, seminars, articles, books or promotional materials of any kind. Any inquiry made of the Parties and their attorneys, and each of their agents or persons acting for them, into the subject matter of these settlement terms, by anyone, including the press or media, will be met by a statement that the disagreements were disposed of to the mutual satisfaction of the parties’ and that they have no further comment.

10. Further Assurances. Each of the Parties to this Agreement agrees to perform such further acts and to execute and deliver any and all further documents that may reasonably be necessary or desirable to effectuate the purpose of this Agreement.

11. Representation of Comprehension of Document, Undertakings and Representations and Warranties.

11.1 In entering into this Agreement, the Parties hereto represent that they have read the contents of this Agreement, that the terms of this Agreement have been explained to them by their attorney, that those terms are fully understood and voluntarily accepted by them, that they have relied upon the legal advice of their respective attorney, who is an attorney of their own choosing, and that hereafter no such party shall deny the validity of this Agreement on the ground that he, she or it did not have adequate advice of counsel.

11.2 Each party to this Agreement has made such investigation of the facts pertaining to this Agreement and of all the matters pertaining thereto as it deems necessary. In entering into this Agreement provided for herein, each party assumes the risk of any misrepresentation, concealment, or mistake. If any party should subsequently discover that any fact relied upon by it in entering into this Agreement was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect, such party shall not be entitled to any relief in connection therewith, including, without limitation on the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be and is final and binding between the parties hereto, regardless of any claims of misrepresentation, promise made without the intention of performing, concealment of fact, mistake of fact or law, or of any other circumstance whatsoever.

11.3 Each party is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the intention of the Parties to fully, finally, and forever settle and release all such matters and claims relative thereto, which do now exist, may exist, or heretofore have existed between them. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete mutual releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

12. Entire Agreement. This Settlement Agreement, together with Exhibits 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 20, constitute the entire written agreement between the Parties, and with the exception of this agreements and instruments to be executed pursuant to the terms of this Settlement Agreement, there are no other agreements modifying its terms. The terms of this Settlement Agreement can only be modified by a writing signed by all of the parties which expressly states that such modification is intended, and this Settlement Agreement cannot be amended by a partially or fully executed oral modification.

13. Governing Law. This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles. This Agreement shall be deemed made and entered into in Los Angeles County, State of California, United States of America; however, it is intended to resolve all claims, known or unknown, between KREN, Sloane, Burnley and DeFrank in any jurisdiction.

14. Waiver of Jury Trial. The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Settlement Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Settlement Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which an Indemnified Party was, is, or will be involved as a party or otherwise.

15. Interpretation of Agreement. This Settlement Agreement shall not be construed against any party on the basis that his, her or its attorney drafted it as each Party and their respective legal counsel has had an opportunity to review, make comments, changes and modifications to the Settlement Agreement prior to its execution.

16. Signature in Counterpart; Facsimile Signatures. This Settlement Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be sufficient for execution of this Agreement.

17.  Independent Advice of Counsel. The Parties hereto, and each of them, represent and declare that in executing this Settlement Agreement they relied solely upon their own judgment, belief, knowledge and the advice and recommendations of their own independently selected counsel, concerning the nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the Settlement Agreement by any representations or statements covering any matters made by any other party or that party’s representatives hereto.

18. Successors. This Settlement Agreement shall be binding upon the Parties and their heirs, representatives, administrators, successors and assigns, and shall inure to the benefit of the released parties and each of them, and to their heirs, representative, successors and assigns.

19. Severability. If any provision of this Settlement Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

20. Retention of Jurisdiction. Regarding KREN v. DeFrank, the DeFrank Cross-Complaint, KREN v. Burnley and Burnley v. KREN, the parties to such complaints and cross-complaints agree and stipulate that the Los Angeles County Superior Court may retain jurisdiction to enforce this Settlement Agreement under the terms of California Code of Civil Procedure Section 664.6. In order to advise the court of such stipulation, the parties, through counsel as appropriate, shall execute and file stipulations so advising the court in the forms collectively attached hereto as Exhibit 20. Such stipulations may be filed upon execution of this Settlement Agreement.

21. Exhibits. All of the Exhibits hereto are material provisions of this Settlement Agreement, and the terms of those Exhibits are expressly made part of this Settlement Agreement.

IN WITNESS THEREOF, each of the undersigned has executed this Settlement Agreement and General Mutual Release.

KINGS ROAD ENTERTAINMENT, INC.

Dated:	July 8, 2008	/s/ Philip Holmes
By: Philip Holmes
Its: President

Dated:	July 8, 2008	/s/ Philip Holmes
Philip Holmes, individually

Dated:	July 8, 2008	/s/ H. Martin DeFrank
H. Martin DeFrank, individually
(aka Christian DeFrank)

SLOANE SQUARED LTD A UK Limited Liability Company

Dated:	July 8, 2008	/s/ H. Martin DeFrank
By: H. Martin DeFrank
Its: Managing Director

Dated:	July 8, 2008	/s/ John Burnley
John Burnley, individually and
doing business as Millennium
Endeavour Broadcast Services

SPOUSE'S CONSENT

I, the undersigned, being the spouse of ____________________ who is a party to the foregoing Settlement Agreement and Mutual General Release, hereby acknowledge that I have read the same in its entirety and clearly understand that my spouse has agreed upon terms and provisions with respect to the any claims, shares of common stock of Kings Road Entertainment, Inc., rights under any agreements or options, which he or she owns and in which I may have a community property or other interest. I am fully convinced of the wisdom and equity of the terms and provisions thereof and of the benefits to myself in the entire plan of the Settlement Agreement. In consideration of the premises, I hereby expressly consent that my spouse execute the Settlement Agreement and I join in, accept, and consent to the terms and provisions thereof and agree to abide and to be bound thereby, and I do agree to execute and deliver all documents and to do all things reasonably necessary to carry out and complete the purposes thereof.

Furthermore, I, the undersigned, hereby appoint my spouse as my attorney-in-fact to represent me in all matters with regard to the Agreement; to bind my interests, jointly with his or her own, upon his or her execution of any document relating to the Agreement; and to do, on my behalf, all things reasonably necessary to carry out and complete the purposes of the Agreement, all without my further consent or authorization.

Spouse of